Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718
and 333-268718-01
(To Prospectus dated December 30, 2022, Prospectus Supplement dated December 30, 2022 and
Product Supplement STOCK CYN-1 dated August 2, 2023)

385,000 Units $10 principal amount per unit CUSIP No. 09711E456	Pricing Date Settlement Date Maturity Date	September 15, 2025 September 22, 2025 September 22, 2028

BofA Finance LLC
Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc.
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Automatically callable if the closing price of the Underlying Stock on any Call Observation Date, occurring quarterly beginning approximately twelve months after the pricing date, is at or above the Starting Value. If the notes are called, on the relevant Call Payment Date you will receive the applicable Call Payment, and no further amounts will be payable on the notes
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In the event of an automatic call, the amount payable per unit will be:
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$11.2500 if called on the first Call Observation Date
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$11.5625 if called on the second Call Observation Date
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$11.8750 if called on the third Call Observation Date
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$12.1875 if called on the fourth Call Observation Date
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$12.5000 if called on the fifth Call Observation Date
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$12.8125 if called on the sixth Call Observation Date
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$13.1250 if called on the seventh Call Observation Date
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$13.4375 if called on the eighth Call Observation Date
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$13.7500 if called on the final Call Observation Date
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If not called on one of the first eight Call Observation Dates, a maturity of approximately three years
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If not called on any of the Call Observation Dates, 1-to-1 downside exposure to decreases in the Underlying Stock from the Starting Value beyond a 20.00% decline, with up to 80.00% of the principal amount at risk
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-9 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.745 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price...........................................	$ 10.00	$ 3,850,000.00
Underwriting discount(1)......................................	$ 0.15	$ 57,750.00
	$ 0.05	$ 19,250.00
Proceeds, before expenses, to BofA Finance............	$ 9.80	$ 3,773,000.00
(1)	The underwriting discount reflects a sales commission of $0.15 per unit and a structuring fee of $0.05 per unit.
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
September 15, 2025

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Summary
The Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called if the Observation Value of the Market Measure, which is the Class A common stock of Meta Platforms, Inc. (the “Underlying Stock”), on any Call Observation Date is equal to or greater than the Call Value. If your notes are called, you will receive the applicable Call Payment on the related Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called and the Ending Value is greater than or equal to the Threshold Value, at maturity you will receive the principal amount of your notes. If your notes are not called and the Ending Value is less than the Threshold Value, at maturity you will lose a portion, which could be significant, of the principal amount depending on the performance of the Underlying Stock. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stock, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.
Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)
Automatic Call Provision:
Redemption Amount Determination:
Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet.
If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:
In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the Principal Amount per unit.

Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on one of the first eight Call Observation Dates
Market Measure:	The Class A common stock of Meta Platforms, Inc. (Nasdaq Global Select Market symbol: “META”). We refer to Meta Platforms, Inc. as the “Underlying Company”.
Call Feature:	Autocallable Notes
Call Value:	$764.70 (100% of the Starting Value)
Call Payments (per Unit):
$11.2500 if called on the first Call Observation Date; $11.5625 if called on the second Call Observation Date; $11.8750 if called on the third Call Observation Date; $12.1875 if called on the fourth Call Observation Date; $12.5000 if called on the fifth Call Observation Date; $12.8125 if called on the sixth Call Observation Date; $13.1250 if called on the seventh Call Observation Date; $13.4375 if called on the eighth Call Observation Date; and $13.7500 if called on the final Call Observation Date.

Call Premiums (per Unit):
$1.2500, representing a Call Premium of 12.500% of the principal amount, if called on the first Call Observation Date;
$1.5625, representing a Call Premium of 15.625% of the principal amount, if called on the second Call Observation Date;
$1.8750, representing a Call Premium of 18.750% of the principal amount, if called on the third Call Observation Date;
$2.1875, representing a Call Premium of 21.875% of the principal amount, if called on the fourth Call Observation Date;
$2.5000, representing a Call Premium of 25.000% of the principal amount, if called on the fifth Call Observation Date;
$2.8125, representing a Call Premium of 28.125% of the principal amount, if called on the sixth Call Observation Date;
$3.1250, representing a Call Premium of 31.250% of the principal amount, if called on the seventh Call Observation Date;
$3.4375, representing a Call Premium 34.375% of the principal amount, if called on the eighth Call Observation Date; and
$3.7500, representing a Call Premium of 37.500% of the principal amount, if called on the final Call Observation Date.
The Coupon Feature applicable to the notes is “Snowball Coupon Payments” and, for purposes of this term sheet, references in the accompanying product supplement to “Snowball Coupon Payment” shall be deemed to refer to “Call Premium”.

Buffer:	Applicable
Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Threshold Value:	$611.76 (80.00% of the Starting Value)
Starting Value:	$764.70
Ending Value:	The Observation Value on the final Call Observation Date.
Observation Value:	The Closing Market Price of the Underlying Stock on the relevant Call Observation Date multiplied by the Price Multiplier on that day.
Call Observation Dates:
September 22, 2026, December 15, 2026, March 15, 2027, June 15, 2027, September 15, 2027, December 15, 2027, March 15, 2028, June 15, 2028 and September 15, 2028 (the final Call Observation Date), which occur quarterly beginning approximately twelve months after the pricing date.
The scheduled Call Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-30 of the accompanying product supplement.

Final Calculation Day / Maturity Valuation Period:
September 15, 2028 (which is also the final Call Observation Date) which is the fifth scheduled trading day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-trading days, as described on page PS-32 of the accompanying product supplement.

Call Payment Dates:
Approximately the fifth business day following the applicable Call Observation Date, subject to postponement as described on page PS-30 of the accompanying product supplement; provided however, that the Call Payment Date related to the final Call Observation Date will be the maturity date.

Price Multiplier:	1, subject to adjustments for certain corporate events relating to the Underlying Stock described beginning on PS-33 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement STOCK CYN-1 dated August 2, 2023:
https://www.sec.gov/Archives/edgar/data/70858/000119312523201261/d518933d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Observation Value of the Underlying Stock on at least one of the Call Observation Dates will be equal to or greater than the Call Value and, in that case, you accept an early exit from your investment.
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You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Stock is significantly greater than such return.
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You are willing to lose a portion, which could be significant, of the principal amount if the notes are not called.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.
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You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You anticipate that the Observation Value of the Underlying Stock will be less than the Call Value on each Call Observation Date.
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You wish to make an investment that cannot be automatically called prior to maturity.
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You seek an uncapped return on your investment.
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You seek 100% principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the Underlying Stock.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Examples of Hypothetical Payments
The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Call Value, Threshold Value and Observation Values of the Underlying Stock, whether the notes are automatically called and the term of your investment.  The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:
1)	a Starting Value of 100.00;
2)	a Call Value of 100.00;
3)	a Threshold Value of 80.00;
4)	an expected term of the notes of approximately three years, if the notes are not called on one of the first eight Call Observation Dates;
5)
the Call Premium of 12.500% of the principal amount if the notes are called on the first Call Observation Date; 15.625% if called on the second Call Observation Date; 18.750% if called on the third Call Observation Date; 21.875% if called on the fourth Call Observation Date; 25.000% if called on the fifth Call Observation Date; 28.125% if called on the sixth Call Observation Date; 31.250% if called on the seventh Call Observation Date; 34.375% if called on the eighth Call Observation Date; and 37.500% if called on the final Call Observation Date; and

6)	the Call Observation Dates occurring quarterly beginning approximately twelve months after the pricing date.
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value of the Underlying Stock is set forth on page TS-3 above. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. The Observation Values and the Ending Value will not include any income generated by dividends paid on the Underlying Stock, which you would otherwise be entitled to receive if you invested in the Underlying Stock directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Notes Are Called on a Call Observation Date
The notes will be called at $10.0000 plus the applicable Call Premium if the Observation Value on one of the Call Observation Dates is equal to or greater than the Call Value. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 1 - The Observation Value on the first Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $1.2500 = $11.2500 per unit.
Example 2 - The Observation Value on the first Call Observation Date is below the Call Value, but the Observation Value on the second Call Observation Date is 102.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $1.5625 = $11.5625 per unit.
Example 3 - The Observation Value on the first and second Call Observation Dates is below the Call Value, but the Observation Value on the third Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $1.8750 = $11.8750 per unit.
Example 4 - The Observation Value on the first, second and third Call Observation Dates is below the Call Value, but the Observation Value on the fourth Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $2.1875 = $12.1875 per unit.
Example 5 - The Observation Value on the first, second, third and fourth Call Observation Dates is below the Call Value, but the Observation Value on the fifth Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $2.5000 = $12.5000 per unit.
Example 6 - The Observation Value on the first, second, third, fourth and fifth Call Observation Dates is below the Call Value, but the Observation Value on the sixth Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $2.8125 = $12.8125 per unit.
Example 7 - The Observation Value on the first, second, third, fourth, fifth and sixth Call Observation Dates is below the Call Value, but the Observation Value on the seventh Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $3.1250 = $13.1250 per unit.
Example 8 - The Observation Value on the first, second, third, fourth, fifth, sixth and seventh Call Observation Dates is below the Call Value, but the Observation Value on the eighth Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $3.4375 = $13.4375 per unit.
Example 9 - The Observation Value on the first, second, third, fourth, fifth, sixth, seventh and eighth Call Observation Dates is below the Call Value, but the Observation Value on the ninth and final Call Observation Date is 110.00. Therefore, the notes will be called at $10.0000 plus the Call Premium of $3.7500 = $13.7500 per unit.
Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Notes Are Not Called on Any Call Observation Date
Example 10 - The notes are not called on any Call Observation Date and the Ending Value is equal to or greater than the Threshold Value. The Redemption Amount will be equal to the principal amount. For example, if the Ending Value is 90.00, the Redemption Amount per unit will be $10.00.
Example 11 - The notes are not called on any Call Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:
Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Summary of the Hypothetical Examples
	Notes Are Called on a Call Observation Date								Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7	Example 8	Example 9	Example 10	Example 11
Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00
Observation Value on the first Call Observation Date	110.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00	80.00
Observation Value on the second Call Observation Date	N/A	102.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00
Observation Value on the third Call Observation Date	N/A	N/A	110.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00
Observation Value on the fourth Call Observation Date	N/A	N/A	N/A	110.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00
Observation Value on the fifth Call Observation Date	N/A	N/A	N/A	N/A	110.00	85.00	85.00	85.00	85.00	85.00	85.00
Observation Value on the sixth Call Observation Date	N/A	N/A	N/A	N/A	N/A	110.00	85.00	85.00	85.00	85.00	85.00
Observation Value on the seventh Call Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	110.00	85.00	85.00	85.00	85.00
Observation Value on the eighth Call Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	110.00	85.00	85.00	85.00
Observation Value on the final Call Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	110.00	90.00	50.00
Return of the Underlying Stock	10.00%	2.00%	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%	-10.00%	-50.00%
Return of the Notes	12.500%	15.625%	18.750%	21.875%	25.000%	28.125%	31.250%	34.375%	37.500%	0.000%	-30.000%
Call Payment / Redemption Amount per Unit	$11.2500	$11.5625	$11.8750	$12.1875	$12.5000	$12.8125	$13.1250	$13.4375	$13.750	$10.0000	$7.0000
Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not called, you may lose a portion, which could be significant, of the principal amount, depending on the performance of the Market Measure.
■	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Stock.
■	Payments on the notes will not reflect changes in the value of the Market Measure other than on the Call Observation Dates.
■	If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive any higher Call Premium that otherwise might have been payable on a later date.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Underlying Stock, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in shares of the Underlying Stock) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Market Measure-related Risks
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The Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

■	You will have no rights of a holder of the Underlying Stock and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.
■
While BAC and our other affiliates may from time to time own securities of the Underlying Company, we, BAC and our other affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.

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Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-33 of the accompanying product supplement.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
The Underlying Stock
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because the Underlying Stock is registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.
This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.
Class A Common Stock of Meta Platforms, Inc.
Meta Platforms, Inc. operates as a social technology company. The company builds applications and technologies that help people connect, find communities, and grow businesses. The company is also involved in advertisements and augmented and virtual reality. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "META." The company's CIK number is 0001326801.
The following graph shows the daily historical performance of the Underlying Stock on its primary exchange for the period from January 1, 2015 through September 15, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Stock was $764.70. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the Underlying Stock
This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.
Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We are paying a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduced the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, if not previously called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stock and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.
For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-15 and PS-17, respectively, and “Use of Proceeds” on page PS-24 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to the Class A Common Stock of Meta Platforms, Inc., due September 22, 2028
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Stock.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Autocallable Strategic Accelerated Redemption Securities®	TS-13